2720511
2720511


                             Joint Filing Agreement

            The undersigned acknowledge and agree that the foregoing Form 4 is filed on behalf of each of the undersigned and that any subsequent filings with respect to Section 16 of the Securities Exchange Act of 1934, as amended, may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned further agree to the filing,furnishing or incorporation by reference of this joint filing agreement as an exhibit to any joint filing made pursuant to Section 16. The undersigned acknowledge that each shall be responsible for the timely filing of necessary reports pursuant to Section 16, including any amendments thereto, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he or she knows or has reason to believe that such information is inaccurate. This joint filing agreement shall remain in full force and effect until revoked by any party hereto in a signed writing, provided to each other party hereto, and then only with respect to such revoking party.

            This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of this 15th day of September 2009.


                                         /s/ J.W. Marriott, Jr.
                                         J.W. Marriott, Jr.


                                         /s/ John W. Marriott III
                                         -------------------------------------
                                         John W. Marriott III


                                         /s/ Deborah Marriott Harrison
                                         Deborah Marriott Harrison


                                         /s/ Stephen Garff Marriott
                                         Stephen Garff Marriott


                                         /s/ David Sheets Marriott
                                         David Sheets Marriott